PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly Results
RANCHO CORDOVA, Calif. July 25, 2022 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank, today reported net income of $10.0 million for the three months ended June 30, 2022, as compared to $9.9 million for the three months ended March 31, 2022 and $9.8 million for the three months ended June 30, 2021.
Financial Highlights

During the second quarter of 2021, the Company terminated its status as a “Subchapter S” corporation in connection with its initial public offering (“IPO”). As such, results presented for the three months ended June 30, 2022 and March 31, 2022 were calculated using the actual effective tax rates of 29.07% and 27.07%, respectively, while the results for the three months ended June 30, 2021 have been calculated using a weighted average tax rate of 20.77%, as noted in the section titled "Provision for Income Taxes" herein, which represents the weighted average rate between the S Corporation tax rate of 3.50% and the C Corporation tax rate of 29.56% based on the number of days the Company was each type of corporation during the period. Performance highlights and other developments for the Company for the periods noted below included the following:

•Pre-tax net income, pre-tax, pre-provision net income, and earnings per share were as follows for the periods indicated:

	Three months ended
	June 30, 2022	March 31, 2022	June 30, 2021

Pre-tax net income	14,033	13,522	10,562
Pre-tax, pre-provision net income(1)	$16,283	$14,472	$10,562
Basic earnings per common share	$0.58	$0.58	$0.67
Diluted earnings per common share	$0.58	$0.58	$0.67
Weighted average basic common shares outstanding	17,125,715	17,102,508	14,650,208
Weighted average diluted common shares outstanding	17,149,449	17,164,519	14,667,804
Shares outstanding at end of period	17,245,983	17,246,199	17,225,508

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

•Loan and deposit growth was as follows at the dates indicated:

(dollars in thousands)	June 30, 2022	March 31, 2022	$ Change	% Change
Loans held for investment	$2,380,511	$2,080,158	$300,353	14.44%
Loans held for investment, excluding Paycheck Protection Program (“PPP”) loans(1)	2,380,511	2,078,630	301,881	14.52%
PPP loans	—	1,528	(1,528)	(100.00)%
PPP deferred fees	—	42	(42)	(100.00)%
Non-interest-bearing deposits	1,006,066	941,285	64,781	6.88%
Interest-bearing deposits	1,495,245	1,561,807	(66,562)	(4.26)%

(dollars in thousands)	June 30, 2022	June 30, 2021	$ Change	% Change
Loans held for investment	$2,380,511	$1,585,462	$795,049	50.15%
Loans held for investment, excluding PPP loans(1)	2,380,511	1,464,526	915,985	62.54%
PPP loans	—	120,936	(120,936)	(100.00)%
PPP deferred fees	—	3,534	(3,534)	(100.00)%
Non-interest-bearing deposits	1,006,066	834,672	171,394	20.53%
Interest-bearing deposits	1,495,245	1,231,613	263,632	21.41%

(1) Loans held for investment, excluding PPP loans is a non-GAAP measure. For reconciliation to the closest GAAP measure, loans held for investment, see table above.

•PPP income recognized for the three months ended June 30, 2022 totaled $24.0 thousand, as compared to $0.6 million for the three months ended March 31, 2022 and $1.4 million for the three months ended June 30, 2021.

•At June 30, 2022, the Company reported total loans held for investment, total assets, and total deposits of $2.4 billion, $2.8 billion, and $2.5 billion, respectively, as compared to $1.9 billion, $2.6 billion, and $2.3 billion, respectively, at December 31, 2021.

•The ratio of nonperforming loans to loans held for investment, or total loans at period end, decreased from 0.03% at December 31, 2021 to 0.02% at June 30, 2022.

•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.15 per share during the three months ended June 30, 2022.

“The Company’s differentiated customer experience and reputation continue to power demand for our services and resulted in another record quarter of loan funding and balance sheet growth,” said President and Chief Executive Officer, James Beckwith. “In the second quarter, we successfully executed on our strategic plan and are pleased to report strong earnings while maintaining vigorous and conservative underwriting practices and a prudent approach to credit portfolio management. This quarter, we also declared another dividend to shareholders which exemplifies our continued focus on shareholder value. To safeguard this value, we diligently monitor changing market conditions and are confident in the Company’s resilience in any interest rate environment. We will remain focused on our organic growth strategy which is guided by disciplined business practices which we believe will continue to benefit our customers, employees, community and shareholders.”

Summary Results

Three months ended June 30, 2022, as compared to three months ended March 31, 2022

The increase in the Company's net income from the three months ended March 31, 2022 to the three months ended June 30, 2022 was primarily due to an increase in net interest income of $2.6 million as a result of loan growth, partially offset by an increase in the provision for loan losses of $1.3 million as a result of loan growth, and an increase in non-interest expense of $0.6 million as a result of increased business development activity. The increase in average assets was largely the result of an increase in average loans held for investment and sale due to an increase in average interest-bearing liabilities and demand accounts, which provided for loan growth, while average equity decreased due to a net decline in other comprehensive income during the period.

Three months ended June 30, 2022, as compared to three months ended June 30, 2021

The increase in the Company's net income from the three months ended June 30, 2021 to the three months ended June 30, 2022 was primarily due to an increase in net interest income of $6.2 million as a result of loan growth, partially offset by an increase in the provision for loan losses of $2.3 million as a result of loan growth, and an increase in the provision for income taxes of $3.3 million as a result of the Company’s conversion to a C Corporation during the second quarter of 2021. The increase in average assets was largely the result of an increase in average loans held for investment and sale due to an increase in average interest-bearing liabilities and demand accounts, which provided for loan growth, and the increase in average equity was primarily the result of a decrease in cash dividends paid, as the Company declared and paid a previously disclosed aggregate distribution of $27.0 million for the accumulated adjustments account payout during the three months ended June 30, 2021 in connection with its C Corporation conversion, which did not recur during the three months ended June 30, 2022.

The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(dollars in thousands, except per share data)	June 30, 2022	March 31, 2022	$ Change	% Change
Selected operating data:
Net interest income	$24,491	$21,862	$2,629	12.03%
Provision for loan losses	2,250	950	1,300	136.84%
Non-interest income	1,997	2,185	(188)	(8.60)%
Non-interest expense	10,205	9,575	630	6.58%
Pre-tax net income	14,033	13,522	511	3.78%
Provision for income taxes	4,080	3,660	420	11.48%
Net income	9,953	9,862	91	0.92%
Earnings per common share:
Basic	$0.58	$0.58	$—	—%
Diluted	$0.58	$0.58	$—	—%
Performance and other financial ratios:
ROAA	1.45%	1.53%
ROAE	17.20%	17.07%
Net interest margin	3.70%	3.60%
Cost of funds	0.24%	0.17%

	Three months ended
(dollars in thousands, except per share data)	June 30, 2022	June 30, 2021	$ Change	% Change
Selected operating data:
Net interest income	$24,491	$18,296	$6,195	33.86%
Provision for loan losses	2,250	—	2,250	100.00%
Non-interest income	1,997	1,846	151	8.18%
Non-interest expense	10,205	9,580	625	6.52%
Pre-tax net income	14,033	10,562	3,471	32.86%
Provision for income taxes	4,080	734	3,346	455.86%
Net income	9,953	9,828	125	1.27%
Earnings per common share:
Basic	$0.58	$0.67	$(0.09)	(13.43)%
Diluted	$0.58	$0.67	$(0.09)	(13.43)%
Performance and other financial ratios:
ROAA	1.45%	1.75%
ROAE	17.20%	24.25%
Net interest margin	3.70%	3.48%
Cost of funds	0.24%	0.20%

Balance Sheet Summary

(dollars in thousands)	June 30, 2022	December 31, 2021	$ Change	% Change
Selected financial condition data:
Total assets	$2,836,071	$2,556,761	$279,310	10.92%
Cash and cash equivalents	270,758	425,329	(154,571)	(36.34)%
Total loans held for investment	2,380,511	1,934,460	446,051	23.06%
Total investments	126,903	153,753	(26,850)	(17.46)%
Total liabilities	2,602,871	2,321,715	281,156	12.11%
Total deposits	2,501,311	2,285,890	215,421	9.42%
Subordinated notes, net	28,420	28,386	34	0.12%
Total shareholders’ equity	233,200	235,046	(1,846)	(0.79)%

The increase in assets from December 31, 2021 to June 30, 2022 was primarily due to a $446.1 million increase in total loans held for investment, partially offset by a $154.6 million decrease in cash and cash equivalents. The $446.1 million increase in total loans held for investment between December 31, 2021 and June 30, 2022 was a result of $753.6 million in non-PPP loan originations, partially offset by $22.1 million in PPP loan forgiveness, payoffs, or charge-offs, and $285.4 million in non-PPP loan payoffs and paydowns.

The increase in total liabilities from December 31, 2021 to June 30, 2022 was primarily attributable to an increase in Federal Home Loan Bank of San Francisco ("FHLB") advances of $60.0 million and an increase in deposits of $215.4 million, largely due to increases in time deposits over $250 thousand and non-interest-bearing deposits of $109.8 million and $103.9 million.
Total shareholders’ equity decreased by $1.8 million from $235.0 million at December 31, 2021 to $233.2 million at June 30, 2022, The decrease in total shareholders' equity from December 31, 2021 to June 30, 2022 was primarily a result of net income recognized of $19.8 million, offset by a net decline of $12.2 million in other comprehensive income and $10.1 million in cash distributions paid during the six months ended June 30, 2022.

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	$ Change	% Change
Interest and fee income	$25,961	$22,850	$3,111	13.61%
Interest expense	1,470	988	482	48.79%
Net interest income	$24,491	$21,862	$2,629	12.03%
Net interest margin	3.70%	3.60%

	Three months ended
(dollars in thousands)	June 30, 2022	June 30, 2021	$ Change	% Change
Interest and fee income	$25,961	$19,308	$6,653	34.46%
Interest expense	1,470	1,012	458	45.26%
Net interest income	$24,491	$18,296	$6,195	33.86%
Net interest margin	3.70%	3.48%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	June 30, 2022			March 31, 2022			June 30, 2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$294,491	$518	0.71%	$339,737	$192	0.23%	$378,000	$125	0.13%
Investment securities	132,975	602	1.82%	148,736	567	1.54%	149,814	557	1.49%
Loans held for investment and sale	2,227,215	24,841	4.47%	1,977,509	22,091	4.53%	1,578,438	18,626	4.73%
Total interest-earning assets	2,654,681	25,961	3.92%	2,465,982	22,850	3.76%	2,106,252	19,308	3.68%
Interest receivable and other assets, net	98,972			150,116			140,757
Total assets	$2,753,653			$2,616,098			$2,247,009

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$255,665	$66	0.10%	$276,690	$70	0.10%	$150,852	$37	0.10%
Savings accounts	96,867	38	0.16%	90,815	25	0.11%	75,424	19	0.10%
Money market accounts	981,366	679	0.28%	920,767	367	0.16%	949,448	475	0.20%
Time accounts	174,991	238	0.55%	128,183	83	0.26%	36,773	37	0.40%
Subordinated debt and other borrowings	29,618	449	6.07%	28,393	443	6.33%	28,339	444	6.27%
Total interest-bearing liabilities	1,538,507	1,470	0.38%	1,444,848	988	0.28%	1,240,836	1,012	0.33%
Demand accounts	969,053			922,128			827,992
Interest payable and other liabilities	13,937			14,800			15,621
Shareholders’ equity	232,156			234,322			162,560
Total liabilities & shareholders’ equity	$2,753,653			$2,616,098			$2,247,009

Net interest spread			3.54%			3.48%			3.35%
Net interest income/margin		$24,491	3.70%		$21,862	3.60%		$18,296	3.48%

Factors affecting interest income and yields

Key drivers in the increase in interest income and yields during the periods indicated above were increases in average yields on interest-earning deposits with banks and investment securities. These increases were partially offset by declining loan yields over the same periods. Average loan yields decreased from 4.73% during the three months ended June 30, 2021, to 4.53% during the three months ended March 31, 2022, to 4.47% during the three months ended June 30, 2022. These decreases were primarily due to changes in the macroeconomic environment, which caused a majority of the Company’s fixed-rate loans funded in the aforementioned quarters to recognize yields lower than those recognized in prior quarters. The rates associated with the index utilized for a significant portion of the Company’s variable rate loans, the United States 5 Year Treasury index, were higher during the three months ended June 30, 2022, as compared to the three months ended March 31, 2022 and the three months ended June 30, 2021, but a majority of these loans were not scheduled to reprice during the three months ended June 30, 2022, also contributing to the downward trend in average loan yields. New loan originations drove increases in the average daily balance of loans for each of the periods above, which partially offset the aforementioned declining average loan yields. Additionally, yields on PPP loans increased from 4.48% for the three months ended June 30, 2021, to 27.85% and 23.33% for the quarters ended March 31, 2022 and June 30, 2022, respectively, due to an acceleration of deferred fee accretion resulting from PPP loans being forgiven by the Small Business Administration (“SBA”) and repaid, which also helped to offset declining average loan yields.

Factors affecting interest expense and rates

Increased average daily balances of, and increased rates paid on, interest-bearing liabilities during the three months ended June 30, 2022, as compared to the quarters ended March 31, 2022 and June 30, 2021, drove the increase in interest expense during the most recent quarter. As a result, the cost of interest-bearing liabilities also increased over each of the respective periods. Additionally, the cost of funds decreased from 0.20% for the quarter ended June 30, 2021 to 0.17% for the quarter ended March 31, 2022, with an increase to 0.24% for the quarter ended June 30, 2022.

Asset Quality

SBA PPP

All PPP loans had been forgiven, paid off by the borrower, or charged off as of June 30, 2022.

COVID-19 Deferments

Pursuant to federal guidance, the Company implemented loan programs to allow certain consumers and businesses impacted by the COVID-19 pandemic to defer loan principal and interest payments. At June 30, 2022, two borrowing relationships with two loans totaling $0.1 million were on COVID-19 deferment. All but one of the loans that ended COVID-19 deferments in the quarter ended June 30, 2022 have returned to their pre-COVID-19 contractual payment structures with no risk rating downgrades to classified, nor any troubled debt restructuring (“TDR”). Of the loans that ended COVID-19 deferments in the quarter ended June 30, 2022, one is non-accrual and returned to a pre-COVID-19 risk rating of classified as of June 30, 2022. We anticipate that the remaining loans on COVID-19 deferment will return to their pre-COVID-19 contractual payment status after their COVID-19 deferments end.

Allowance for Loan Losses

At June 30, 2022, the Company’s allowance for loan losses was $25.8 million, as compared to $23.2 million at December 31, 2021. The $2.6 million increase is due to a $3.2 million provision for loan losses recorded during the six months ended June 30, 2022, partially offset by net charge-offs of $0.7 million during the first six months of 2022. At June 30, 2022, the Company’s ratio of nonperforming loans to loans held for investment decreased from 0.03% at December 31, 2021 to 0.02%, primarily due to a decrease in the Company’s nonperforming commercial secured loans. Loans designated as substandard decreased to $1.2 million at June 30, 2022, from $10.6 million at December 31, 2021. This resulted in a net reduction of $0.1 million in reserves related to classified loans that was offset by an increase in the provision related to loan growth that occurred during the first six months of 2022. There were no loans with doubtful risk grades at June 30, 2022 or December 31, 2021.

A summary of the allowance for loan losses by loan class is as follows:

	June 30, 2022		December 31, 2021
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Collectively evaluated for impairment:
Real estate:
Commercial	$16,621	64.46%	$12,869	55.37%
Commercial land and development	68	0.26%	50	0.22%
Commercial construction	508	1.97%	371	1.60%
Residential construction	51	0.20%	50	0.22%
Residential	188	0.73%	192	0.83%
Farmland	616	2.39%	645	2.78%
Commercial:
Secured	6,132	23.78%	6,687	28.77%
Unsecured	265	1.03%	207	0.89%
PPP	—	—%	—	—%
Consumer and other	537	2.08%	889	3.82%
Unallocated	648	2.51%	1,111	4.78%
	25,634	99.41%	23,071	99.28%
Individually evaluated for impairment:
Commercial secured	152	0.59%	172	0.72%

Total allowance for loan losses	$25,786	100.00%	$23,243	100.00%

The ratio of allowance for loan losses to loans held for investment, or total loans at period end, was 1.08% at June 30, 2022, as compared to 1.20% at December 31, 2021. Excluding PPP loans, the ratio of the allowance for loan losses to loans held for investment was 1.08% and 1.22% at June 30, 2022 and December 31, 2021, respectively. The decline in the ratio of allowance to loans held for investment period-over-period is primarily due to a significant decline in classified loans and improvement in the risk level for retail commercial real estate loans, partially offset by increased reserves based on economic conditions during the six months ended June 30, 2022. The ratio of the allowance for loan losses to loans held for investment, excluding PPP loans, is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Non-interest Income

Three months ended June 30, 2022, as compared to three months ended March 31, 2022

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	$ Change	% Change
Service charges on deposit accounts	$130	$108	$22	20.37%
Net gain on sale of securities	—	5	(5)	(100.00)%
Gain on sale of loans	831	918	(87)	(9.48)%
Loan-related fees	795	617	178	28.85%
FHLB stock dividends	99	102	(3)	(2.94)%
Earnings on bank-owned life insurance	101	90	11	12.22%
Other income	41	345	(304)	(88.12)%
Total non-interest income	$1,997	$2,185	$(188)	(8.60)%

Loan-related fees. The increase in loan-related fees resulted primarily from the recognition of $0.4 million in swap referral fees during the three months ended June 30, 2022 compared to $0.3 million in swap referral fees recognized during the three months ended March 31, 2022.

Other income. The decrease in other income resulted primarily from a $0.3 million gain recorded on a distribution received on an investment in a venture-backed fund during the three months ended March 31, 2022, which did not recur in the three months ended June 30, 2022.

Three months ended June 30, 2022, as compared to three months ended June 30, 2021
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	June 30, 2021	$ Change	% Change
Service charges on deposit accounts	$130	$106	$24	22.64%
Net gain on sale of securities	—	92	(92)	(100.00)%
Gain on sale of loans	831	1,091	(260)	(23.83)%
Loan-related fees	795	369	426	115.45%
FHLB stock dividends	99	92	7	7.61%
Earnings on bank-owned life insurance	101	60	41	68.33%
Other income	41	36	5	13.89%
Total non-interest income	$1,997	$1,846	$151	8.18%

Gain on sale of loans. The decrease in gain on sale of loans related primarily to an overall decline in the effective yields on loans sold during the three months ended June 30, 2022 compared to the three months ended June 30, 2021 due to uncertainty surrounding the timing of rising interest rates and due to premiums received on loans sold during the three months ended June 30, 2021, which did not recur during the three months ended June 30, 2022. Additionally, the volume of loans sold during the three months ended June 30, 2022 increased compared to the three months ended June 30, 2021, as several large dollar value loans funded in prior periods reached the end of their interest-only periods, allowing for sale. During the three months ended June 30, 2022, approximately $17.9 million of loans were sold with an effective yield of 4.64%, as compared to approximately $11.1 million of loans sold with an effective yield of 9.82% during the three months ended June 30, 2021.
Loan-related fees. The increase in loan-related fees resulted primarily from the recognition of $0.4 million in swap referral fees during the three months ended June 30, 2022, as compared to $0.1 million of swap referral fees recognized during the three months ended June 30, 2021.

Non-interest Expense

Three months ended June 30, 2022, as compared to three months ended March 31, 2022

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	March 31, 2022	$ Change	% Change
Salaries and employee benefits	$5,553	$5,675	$(122)	(2.15)%
Occupancy and equipment	513	520	(7)	(1.35)%
Data processing and software	739	716	23	3.21%
Federal Deposit Insurance Corporation (“FDIC”) insurance	245	165	80	48.48%
Professional services	568	554	14	2.53%
Advertising and promotional	484	344	140	40.70%
Loan-related expenses	389	278	111	39.93%
Other operating expenses	1,714	1,323	391	29.55%
Total non-interest expense	$10,205	$9,575	$630	6.58%

Salaries and employee benefits. The decrease in salaries and employee benefits was primarily a result of a decline of $0.6 million related to: (i) a $0.4 million increase in deferred loan origination costs related to loan production during the three months ended June 30, 2022, as compared to the three months ended March 31, 2022 and (ii) a $0.2 million decline in employer taxes paid during the three months ended June 30, 2022 compared to the three months ended March 31, 2022, as executive bonus payments were made during the three months ended March 31, 2022 and did not recur in the three months ended June 30, 2022. These declines in salaries and employee benefits were partially offset by a $0.5 million increase in salaries and overtime, primarily related to a 1.72% increase in headcount during the three months ended June 30, 2022, as compared to the three months ended March 31, 2022.
Advertising and promotional. The increase in advertising and promotional is primarily related to slight increases in donations and sponsorships due to the timing of events held during the three months ended June 30, 2022, as compared to the three months ended March 31, 2022.
Loan-related expenses. Loan-related expenses increased, primarily as a result of a net overall increase in loan expenses incurred to support loan production during the three months ended June 30, 2022, as compared to the three months ended March 31, 2022, including increased expenses for legal services, environmental reports, Uniform Commercial Code ("UCC") fees, and inspections.

Other operating expenses. The increase in other operating expenses was primarily due to a $0.3 million increase in travel related to attendance of professional events, conferences, and other business-related travel during the three months ended June 30, 2022, as compared to the three months ended March 31, 2022.

Three months ended June 30, 2022, as compared to three months ended June 30, 2021
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	June 30, 2022	June 30, 2021	$ Change	% Change
Salaries and employee benefits	$5,553	$4,939	$614	12.43%
Occupancy and equipment	513	441	72	16.33%
Data processing and software	739	598	141	23.58%
FDIC insurance	245	150	95	63.33%
Professional services	568	1,311	(743)	(56.67)%
Advertising and promotional	484	265	219	82.64%
Loan-related expenses	389	218	171	78.44%
Other operating expenses	1,714	1,658	56	3.38%
Total non-interest expense	$10,205	$9,580	$625	6.52%

Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of a $1.0 million increase in salaries, insurance, and benefits as a result of a 14.94% increase in headcount during the three months ended June 30, 2022, as compared to the three months ended June 30, 2021, combined with a $0.6 million increase in commissions and bonuses the three months ended June 30, 2021 to the three months ended June 30, 2022. These increases were partially offset by a $0.9 million increase in deferred loan origination costs when comparing the three months ended June 30, 2022 to the three months ended June 30, 2021.
Data processing and software. Data processing and software increased, primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) increased number of licenses required for new users on our loan origination and documentation system.
Professional services. Professional services decreased, primarily as a result of expenses recognized during the three months ended June 30, 2021 related to the increased audit, consulting, and legal costs incurred to support corporate organizational matters leading up to the IPO. These expenses did not recur during the three months ended June 30, 2022.
Advertising and promotional. The increase in advertising and promotional was primarily related to increases in business development, marketing, and sponsorship expenses due to more in-person participation in events held during the three months ended June 30, 2022, as compared to the three months ended June 30, 2021.
Loan-related expenses. Loan-related expenses increased, primarily as a result of an overall net increase in loan expenses incurred to support loan production in the three months ended June 30, 2022, as compared to the three months ended June 30, 2021, primarily due to increased expenses for legal services, environmental reports, UCC fees, and inspections.
Provision for Income Taxes

The Company terminated its status as a “Subchapter S” corporation effective May 5, 2021, in connection with the Company’s IPO, and became a C Corporation. Prior to that date, as an S Corporation, the Company had no U.S. federal income tax expense. As a result, the provision recorded for the three months ended June 30, 2021 yielded an effective tax rate of 20.77%, representing the weighted average rate between the S Corporation tax rate of 3.50% and the C Corporation tax rate of 29.56% based on the number of days as each type of corporation during 2021. The provisions recorded for the three months ended June 30, 2022 and March 31, 2022 yielded effective tax rates of 29.07% and 27.07%, respectively.

Three months ended June 30, 2022, as compared to three months ended March 31, 2022
Provision for income taxes for the quarter ended June 30, 2022 increased by $0.4 million, or 11.48%, to $4.1 million, as compared to $3.7 million for the quarter ended March 31, 2022. This increase was primarily due to the application of the full statutory income tax rate of 29.56% to taxable income, net of permanent items, for the quarter ended June 30, 2022. Additionally, the provision for income taxes for the quarter ended March 31, 2022 contained a return-to-provision true up adjustment of approximately $0.3 million related to tax-exempt loan interest income and tax-exempt municipal security interest income, which did not recur in the three months ended June 30, 2022.

Three months ended June 30, 2022, as compared to three months ended June 30, 2021
Provision for income taxes increased by $3.3 million, or 455.86%, to $4.1 million for the three months ended June 30, 2022, as compared to $0.7 million for the three months ended June 30, 2021. This increase is due to the change in the effective tax rate from 20.77% to 29.07%, partially offset by a $4.6 million reduction to the provision for income taxes, which did not recur during the three months ended June 30, 2022, relating to the adjustment of net deferred tax assets due to the termination of the Company's S Corporation status during the three months ended June 30, 2021.
Webcast Details
Five Star Bancorp will host a webcast on Tuesday, July 26, 2022, at 1:00 p.m. ET (10:00 a.m. PT), to discuss its second quarter results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and one loan production office in Northern California.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(dollars in thousands, except share and per share data)	June 30, 2022	March 31, 2022	June 30, 2021
Revenue and Expense Data
Interest and fee income	$25,961	$22,850	$19,308
Interest expense	1,470	988	1,012
Net interest income	24,491	21,862	18,296
Provision for loan losses	2,250	950	—
Net interest income after provision	22,241	20,912	18,296
Non-interest income:
Service charges on deposit accounts	130	108	106
Gain on sale of securities	—	5	92
Gain on sale of loans	831	918	1,091
Loan-related fees	795	617	369
FHLB stock dividends	99	102	92
Earnings on bank-owned life insurance	101	90	60
Other income	41	345	36
Total non-interest income	1,997	2,185	1,846
Non-interest expense:
Salaries and employee benefits	5,553	5,675	4,939
Occupancy and equipment	513	520	441
Data processing and software	739	716	598
FDIC insurance	245	165	150
Professional services	568	554	1,311
Advertising and promotional	484	344	265
Loan-related expenses	389	278	218
Other operating expenses	1,714	1,323	1,658
Total non-interest expense	10,205	9,575	9,580
Total income before taxes	14,033	13,522	10,562
Provision for income taxes	4,080	3,660	734
Net income	$9,953	$9,862	$9,828

Share and Per Share Data
Earnings per common share:
Basic	$0.58	$0.58	$0.67
Diluted	$0.58	$0.58	$0.67
Book value per share	$13.52	$13.40	$12.67
Tangible book value per share(1)	$13.52	$13.40	$12.67
Weighted average basic common shares outstanding	17,125,715	17,102,508	14,650,208
Weighted average diluted common shares outstanding	17,149,449	17,164,519	14,667,804
Shares outstanding at end of period	17,245,983	17,246,199	17,225,508

Credit Quality
Allowance for loan losses to period end nonperforming loans	5,834.88%	1,799.99%	5,139.91%
Nonperforming loans to loans held for investment	0.02%	0.06%	0.03%
Nonperforming assets to total assets	0.02%	0.05%	0.02%
Nonperforming loans plus performing TDRs to loans held for investment	0.02%	0.06%	0.03%
COVID-19 deferments to loans held for investment	—%	0.59%	0.81%

Selected Financial Ratios
ROAA	1.45%	1.53%	1.75%
ROAE	17.20%	17.07%	24.25%
Net interest margin	3.70%	3.60%	3.48%
Loan to deposit	95.69%	83.52%	76.84%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Balance Sheet Data
Cash and due from financial institutions	$66,423	$66,747	$165,927
Interest-bearing deposits in banks	204,335	438,217	370,677
Time deposits in banks	10,841	14,464	19,451
Securities - available-for-sale, at fair value	122,426	134,813	160,074
Securities - held-to-maturity, at amortized cost	4,477	4,486	6,473
Loans held for sale	12,985	10,386	2,340
Loans held for investment	2,380,511	2,080,158	1,585,462
Allowance for loan losses	(25,786)	(23,904)	(22,153)
Loans held for investment, net of allowance for loan losses	2,354,725	2,056,254	1,563,309
FHLB stock	10,890	6,667	6,723
Operating leases, right-of-use asset	4,472	4,718	—
Premises and equipment, net	1,768	1,836	1,649
Bank-owned life insurance	14,444	14,343	11,074
Interest receivable and other assets	28,285	25,318	20,170
Total assets	$2,836,071	$2,778,249	$2,327,867

Non-interest-bearing deposits	$1,006,066	$941,285	$834,672
Interest-bearing deposits	1,495,245	1,561,807	1,231,613
Total deposits	2,501,311	2,503,092	2,066,285
Subordinated notes, net	28,420	28,403	28,353
FHLB advances	60,000	—	—
Operating lease liability	4,739	4,987	—
Interest payable and other liabilities	8,401	10,706	14,915
Total liabilities	2,602,871	2,547,188	2,109,553

Common stock	219,023	218,721	218,026
Retained earnings	26,924	19,558	—
Accumulated other comprehensive loss, net	(12,747)	(7,218)	288
Total shareholders’ equity	$233,200	$231,061	$218,314

Quarterly Average Balance Data
Average loans held for investment and sale	$2,227,215	$1,977,509	$1,578,438
Average interest-earning assets	$2,654,681	$2,465,982	$2,106,252
Average total assets	$2,753,653	$2,616,098	$2,247,009
Average deposits	$2,477,942	$2,338,583	$2,040,489
Average total equity	$232,156	$234,322	$162,560

Capital Ratio Data
Total shareholders’ equity to total assets	8.22%	8.32%	9.38%
Tangible shareholders’ equity to tangible assets(1)	8.22%	8.32%	9.38%
Total capital (to risk-weighted assets)	11.79%	13.07%	16.41%
Tier 1 capital (to risk-weighted assets)	9.64%	10.70%	13.39%
Common equity Tier 1 capital (to risk-weighted assets)	9.64%	10.70%	13.39%
Tier 1 leverage ratio	8.81%	9.02%	9.59%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)

The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated. Pre-tax, pre-provision net income is defined as net income plus provision for income taxes and provision for loan losses. The most directly comparable GAAP measure is pre-tax net income.
Average loans held for investment and sale, excluding PPP loans, is defined as the daily average loans held for investment and sale, excluding the daily average PPP loans, and includes both performing and nonperforming loans. The most directly comparable GAAP financial measure is average loans held for investment and sale.
Allowance for loan losses to total loans held for investment, excluding PPP loans, is defined as allowance for loan losses, divided by total loans held for investment less PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans held for investment.
The following reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

Pre-tax, pre-provision net income (dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Net income	$9,953	$9,862	$9,828
Add: provision for income taxes	4,080	3,660	734
Add: provision for loan losses	2,250	950	—
Pre-tax, pre-provision net income	$16,283	$14,472	$10,562

	Three months ended
Average loans held for investment and sale, excluding PPP loans (dollars in thousands)	June 30, 2022	March 31, 2022	June 30, 2021
Average loans held for investment and sale	$2,227,215	$1,977,509	$1,578,438
Less: average PPP loans	427	8,886	158,568
Average loans held for investment and sale, excluding PPP loans	$2,226,788	$1,968,623	$1,419,870

Allowance for loan losses to total loans held for investment, excluding PPP loans (dollars in thousands)	June 30, 2022	December 31, 2021
Allowance for loan losses (numerator)	$25,786	$23,243
Total loans held for investment	$2,380,511	$1,934,460
Less: PPP loans	—	22,124
Total loans held for investment, excluding PPP loans (denominator)	$2,380,511	$1,912,336
Allowance for loan losses to total loans held for investment, excluding PPP loans	1.08%	1.22%

Media Contact:
Heather Luck, CFO
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Shelley Wetton, CMO
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com